Exhibit 16.1


June 29, 2004



Security Intelligence Technologies, Inc.
145 Huguenot Street
New Rochelle, NY 10801

Commissioners:

We have read item 4 of Form 8-K, dated June 29, 2004 by Security Intelligence Technologies, Inc. and are in agreement with the statements made therein.

Very truly yours,


/s/ Schneider & Associates LLP
    --------------------------
    Schneider & Associates LLP